Exhibit 99.1

NEWS RELEASE 16-004	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
FIRST QUARTER 2016 RESULTS

May 4, 2016 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the first quarter ended March 31, 2016. Following are highlights for this period and the Company’s future outlook:

•	1Q2016 diluted EPS was $(0.21), an incremental loss of $0.14 from 4Q2015 diluted EPS of $(0.07)

•	1Q2016 revenues were $76.8 million, a decrease of $11.9 million, or 13%, from 4Q2015 revenues of $88.7 million

•	1Q2016 EBITDA was $28.2 million, a decrease of $4.0 million, or 12%, from 4Q2015 EBITDA of $32.2 million

•	1Q2016 operating loss was (1)% of revenues, down from 4Q2015 operating income margin of 5%

•	1Q2016 average new gen OSV dayrates were $24,601, an increase of $568, or 2%, from the sequential quarter

•	1Q2016 utilization of the Company’s new gen OSV fleet was 35%, down from 46% sequentially

•	1Q2016 effective utilization of the Company’s active new gen OSVs was 77%, down from 84% sequentially

•	1Q2016 effective new gen OSV dayrates were $8,635, a decrease of $2,492, or 22%, from the sequential quarter

•	Final four MPSV newbuild deliveries are still expected during 2Q2016, 3Q2016, 2Q2017 and 4Q2017

•	Total cash of $256 million with only $104 million of growth capex remaining to be funded under the 24-vessel newbuild program

•	Total of 42 new gen OSVs stacked (including five 300 class OSVs), with four more stackings planned (including one 300 class OSV)

•	By the end of June 2016, the Company now expects to have stacked a total of 46 new gen OSVs, up from 33 since last reported

•	Annualized cash opex and G&A savings due to proactive cost containment measures are now $185 million, up from $160 million

The Company recorded a net loss for the first quarter of 2016 of $(7.5) million, or $(0.21) per diluted share, compared to net income of $35.9 million, or $0.99 per diluted share, for the year-ago quarter; and a net loss of $(2.7) million, or $(0.07) per diluted share, for the fourth quarter of 2015. Included in the Company’s first quarter 2015 net income was a gain of $33.1 million ($20.7 million after-tax or $0.57 per diluted share) related to the February 2015 sale of three 250EDF class OSVs to the U.S. Navy. Excluding the impact of such gain on sale of assets, net income and diluted EPS for the first quarter of 2015 would have been $15.2 million, and $0.42 per share, respectively. Diluted common shares for the first quarter of 2016 were 36.1 million compared to 36.1 million and 35.9 for the first quarter and the fourth quarter of 2015, respectively. GAAP requires the use of basic shares outstanding for diluted EPS when reporting a net loss. EBITDA for the first quarter of 2016 was $28.2 million compared to $94.8 million in the first quarter of 2015 and $32.2 million in the fourth quarter of 2015. Excluding the impact of the first quarter 2015 gain on sale of assets, EBITDA for such quarter would

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have been $61.7 million. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.
Revenues. Revenues were $76.8 million for the first quarter of 2016, a decrease of $57.8 million, or 42.9%, from $134.6 million for the first quarter of 2015; and a decrease of $11.9 million, or 13.4%, from $88.7 million for the fourth quarter of 2015. The year-over-year decrease in revenues was primarily due to soft market conditions worldwide, which led to the Company’s decision to stack 32 incremental OSVs on various dates since December 2014. As of March 31, 2016, the Company had 37 OSVs stacked. For the three months ended March 31, 2016, the Company had an average of 33.7 vessels stacked compared to 9.5 vessels stacked in the prior-year quarter and 26.8 in the sequential quarter. The year-over-year decrease in revenue was partially offset by $9.8 million in revenue earned from the full or partial-period contribution of six vessels that were placed in service since December 2014 under the Company’s fifth OSV newbuild program and a newbuild HOSMAX 300 class OSV that was converted into a HOSMAX 300 class MPSV and returned to service during the second quarter of 2015. Operating loss was $(0.8) million, or (1.0)% of revenues, for the first quarter of 2016, compared to operating income of $33.8 million, or 25.1% of revenues, for the comparably calculated prior-year quarter; and operating income of $4.5 million, or 5.1% of revenues, for the fourth quarter of 2015. Average new generation OSV dayrates for the first quarter of 2016 were $24,601 compared to $26,705 for the same period in 2015 and $24,033 for the fourth quarter of 2015. New generation OSV utilization was 35.1% for the first quarter of 2016 compared to 64.7% for the year-ago quarter and 46.3% for the sequential quarter. Excluding stacked vessel days, the Company’s new generation OSV effective utilization was 77.4%, 76.6% and 84.4% for the same periods, respectively. The year-over-year decrease in utilization is primarily due to soft market conditions for high-spec OSVs operating in the GoM and the incremental vessels that were stacked. Utilization-adjusted, or effective, new generation OSV dayrates for the first quarter of 2016 were $8,635 compared to $17,278 for the same period in 2015 and $11,127 for the fourth quarter of 2015.
Operating Expenses. Operating expenses were $40.4 million for the first quarter of 2016, a decrease of $21.0 million, or 34.2%, from $61.4 million for the first quarter of 2015; and a decrease of $5.0 million, or 11.0%, from $45.4 million for the fourth quarter of 2015. The year-over-year decrease in operating expenses was primarily due to vessels that the Company removed from its active fleet count since December 2014, which resulted in a substantial reduction in mariner headcount and other operating expenses. This decrease was partially offset by $3.8 million of operating costs related to the full or partial-period contribution from newbuilds added to the Company’s fleet since December 2014.
General and Administrative (“G&A”). G&A expenses of $8.7 million for the first quarter of 2016 were 11.3% of revenues compared to $11.9 million, or 8.8% of revenues, for the first quarter of 2015; and $11.2 million, or 12.6% of revenues, for the fourth quarter of 2015. The year-over-year decrease in G&A expenses was primarily attributable to lower short-term and long-term shoreside incentive compensation expense.

Depreciation and Amortization. Depreciation and amortization expense was $28.5 million for the first quarter of 2016, or $1.0 million and $0.8 million higher than the year-ago quarter and sequential quarter, respectively. Depreciation increased by $2.2 million over the year-ago quarter primarily due to the contribution of six HOSMAX vessels that were placed in service since December 2014 and the MPSV conversion of one HOSMAX 300 class OSV. The depreciation increase was partially offset by a decrease in amortization expense of $1.2 million, which was mainly driven by postponed recertifications for certain of the Company’s stacked OSVs. Depreciation expense is expected to increase from current levels as the vessels under the Company’s current newbuild program are placed in service. Amortization expense is expected to decrease as the result of the deferral of regulatory recertification activities for vessels that have been stacked.
Gain (Loss) on Sale of Assets. Included in first quarter 2016 results was a $45,000 ($31,000 after-tax or $0.00 per diluted share) loss on the sale of the Company’s last remaining non-core conventional OSV, the Cape Breton, which closed on March 30, 2016. Included in first quarter 2015 results was a $33.1 million ($20.7 million after-tax and $0.57 per diluted share) gain on the sale of three 250EDF class OSVs, the HOS Arrowhead, the HOS Eagleview and the HOS Westwind, to the U.S. Navy, which closed on February 27, 2015.
Interest Expense. Interest expense was $11.1 million during the first quarter of 2016, or $0.8 million higher than the prior-year quarter. The increase was primarily due to the Company capitalizing a lower percentage of interest compared to the prior-year period driven by a lower average construction work-in-progress balance under the Company’s newbuild program. The Company recorded $5.0 million of capitalized construction period interest, or roughly 31% of its total interest costs, for the first quarter of 2016 compared to $5.8 million, or roughly 36% of its total interest costs, for the year-ago quarter.
Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any significant further decline in commodity prices for oil and natural gas; any additional future repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, possible additional share repurchases, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 8 of this news release.

Forward Guidance
The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the current state of depressed commodity prices and planned decreases in the capital spending budgets of its customers.
Vessel Counts. As of March 31, 2016, the Company’s fleet consisted of 62 new generation OSVs and six MPSVs. The forecasted vessel counts presented in this press release reflect the anticipated fiscal 2016 and 2017 MPSV newbuild deliveries discussed below. With an average of 42.1 new generation OSVs projected to be stacked during fiscal 2016, the Company’s active fleet for 2016 is expected to be comprised of an average of 19.8 new generation OSVs and 6.9 MPSVs. With an assumed average of 46.0 new generation OSVs projected to be stacked during fiscal 2017, the Company’s active fleet for 2017 is expected to be comprised of an average of 16.0 new generation OSVs and 8.7 MPSVs.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $37.0 million to $42.0 million for the second quarter of 2016, and $150.0 million to $165.0 million for the full-year 2016. Reflected in the cash opex guidance range above are the anticipated results of several cost containment measures initiated by the Company due to prevailing market conditions, including, among other actions, the stacking of 42 new generation OSVs, including five 300 class OSVs, on various dates since October 1, 2014, as well as company-wide headcount reductions and across-the-board pay-cuts for shoreside and vessel personnel. The Company currently plans to stack four additional OSVs, including one 300 class OSV, during the second quarter of 2016 and may choose to stack additional vessels as market conditions warrant. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur in connection with the potential relocation of more of its vessels into international markets or back to the GoM, and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expenses. G&A expenses are expected to be in the approximate range of $11.0 million to $12.0 million for the second quarter of 2016, and $42.0 million to $47.0 million for the full-year 2016.
Other Financial Data. Quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense, weighted-average basic shares outstanding and weighted-average diluted shares outstanding for the second quarter of 2016 are projected to be $22.8 million, $5.8 million, $11.7 million, $0.5 million, $11.3 million, 36.2 million and 37.0 million, respectively. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for the full fiscal years 2016 and 2017 is provided on page 12 of this press release. The Company’s annual effective tax rate is expected to be roughly 31.5% for fiscal 2016 and 33.0% for fiscal 2017.

Capital Expenditures Outlook
Update on OSV Newbuild Program #5. The Company’s fifth OSV newbuild program consists of four 300 class OSVs, five 310 class OSVs, ten 320 class OSVs, three 310 class MPSVs and two 400 class MPSVs. As of May 4, 2016, the Company has placed 20 vessels in-service under this program. The four remaining vessels under this 24-vessel domestic newbuild program are currently expected to be delivered in accordance with the table below:

	2016			2017				Total
	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Estimated In-Service Dates:
310 class MPSVs	1	1	—	—	—	—	—	2
400 class MPSVs	—	—	—	—	1	—	1	2
Total Newbuilds	1	1	—	—	1	—	1	4
Based on recent deliveries during the first quarter of 2016, the Company now owns 62 new generation vessels. These vessel deliveries result in an average new generation OSV fleet complement of 61.9 and 62.0 vessels for the fiscal years 2016 and 2017, of which 42.1 and 46.0 vessels are projected to be stacked, respectively. Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate eight and ten MPSVs as of December 31, 2016, and 2017, respectively. These vessel additions result in a projected average MPSV fleet complement of 6.9, 8.7 and 10.0 vessels for the fiscal years 2016, 2017 and 2018, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1,335.0 million, of which $98.3 million and $35.0 million are expected to be incurred in fiscal years 2016 and 2017, respectively. From the inception of this program through March 31, 2016, the Company has incurred $1,231.2 million, or 92.2%, of total expected project costs, including $29.5 million that was spent during the first quarter of 2016. The Company expects to incur newbuild project costs of $41.8 million during the second quarter of 2016.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 11 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2015, 2016 and 2017. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its fleet of vessels will be approximately $9.8 million and $20.3 million for the full fiscal years 2016 and 2017, respectively. These cash outlays are expected to be incurred over approximately 130 and 312 days of aggregate commercial downtime in 2016 and 2017, respectively, during which the vessels will not earn revenue.

Update on Other Capital Expenditures. Please refer to the attached data tables on page 11 of this press release for a summary, by period, of historical and projected data for other capital expenditures, for each of the quarterly and/or annual periods presented for the fiscal years 2015, 2016 and 2017. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers, and the speculative relocation of vessels from one geographic market to another; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $15.0 million and $1.0 million, respectively, for the full fiscal years 2016 and 2017, respectively. These cash outlays are expected to be incurred over approximately 185 days of aggregate commercial downtime in 2016, during which the vessels will not earn revenue.
Liquidity Outlook
As of March 31, 2016, the Company had a cash balance of $255.8 million and an undrawn $300.0 million revolving credit facility. Together with cash on-hand, the Company expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the remaining four HOSMAX vessels under construction, commercial-related capital expenditures, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes through the completion of the newbuild program, as well as discretionary share repurchases from time to time, without ever having to use its currently undrawn revolving credit facility. The Company has three tranches of funded unsecured debt outstanding that mature in fiscal 2019, 2020 and 2021, respectively. While the Company has an authorized share repurchase program, it will continue to prioritize its usage of cash appropriate to the current market cycle.
Conference Call
The Company will hold a conference call to discuss its first quarter 2016 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, May 5, 2016. To participate in the call, dial (412) 902-0030 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases.

An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through May 12, 2016, and may be accessed by calling (201) 612-7415 and using the pass code 13634982#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 68 vessels primarily serving the energy industry and has four additional ultra high-spec Upstream vessels under construction for delivery through 2017.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including sustained low oil and natural gas prices; significant and sustained or additional declines in oil and natural gas prices; a sustained weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters, vessel management contracts or failures to finalize commitments to charter or manage vessels; sustained or further reductions in capital spending budgets by customers; the inability to accurately predict vessel utilization levels and dayrates; fewer than anticipated deepwater and ultra-deepwater drilling units operating in the GoM or other regions where the Company operates; the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM or other drilling regions; the Company’s inability to successfully complete the remainder of its current vessel newbuild program on-time and on-budget, which involves the construction and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; the government’s cancellation or non-renewal of the management, operations and maintenance (“O&M”) contracts for vessels; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; industry risks; the impact stemming from the reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; less than expected growth in Mexican offshore activities; age or other restrictions imposed on our vessels by customers; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure and field development demand in the GoM and other markets affecting our MPSVs; the level of fleet additions by the Company and its competitors that could result in vessel over capacity in the markets in which the Company competes; economic and geopolitical risks; weather-related risks; the shortage of or the inability to attract and retain qualified personnel, when needed, including vessel personnel for active and newly constructed vessels; the inability of the Company to obtain amendments under its revolving credit facility on terms acceptable to the Company; any success in unionizing the Company’s U.S. fleet personnel; regulatory risks; the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; or fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Further, the Company can give no assurance regarding when and to what extent it will effect share repurchases. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected and, if sufficiently severe, could result in noncompliance with certain covenants of the Company’s currently undrawn revolving credit facility, which would require an amendment of such facility. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Revenues	$76,820	$88,719	$134,624
Costs and expenses:
Operating expenses	40,429	45,360	61,420
Depreciation and amortization	28,452	27,723	27,470
General and administrative expenses	8,674	11,154	11,892
	77,555	84,237	100,782
Gain (loss) on sale of assets	(45)	—	33,056
Operating income (loss)	(780)	4,482	66,898
Other income (expense):
Interest income	377	537	214
Interest expense	(11,064)	(9,601)	(10,262)
Other income (expense), net [1]	504	(11)	440
	(10,183)	(9,075)	(9,608)
Income (loss) before income taxes	(10,963)	(4,593)	57,290
Income tax expense (benefit)	(3,449)	(1,922)	21,437
Net income (loss)	$(7,514)	$(2,671)	$35,853
Earnings per share
Basic earnings (loss) per common share	$(0.21)	$(0.07)	$1.01
Diluted earnings (loss) per common share	$(0.21)	$(0.07)	$0.99
Weighted average basic shares outstanding	36,085	35,851	35,630
Weighted average diluted shares outstanding [2]	36,085	35,851	36,116

Other Operating Data (unaudited):

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Offshore Supply Vessels:
Average number of new generation OSVs [3]	61.6	59.6	61.4
Average number of active new generation OSVs [4]	27.9	32.8	51.9
Average new generation OSV fleet capacity (deadweight) [3]	219,398	207,719	208,495
Average new generation OSV capacity (deadweight)	3,561	3,484	3,395
Average new generation utilization rate [5]	35.1%	46.3%	64.7%
Effective new generation utilization rate [6]	77.4%	84.4%	76.6%
Average new generation dayrate [7]	$24,601	$24,033	$26,705
Effective dayrate [8]	$8,635	$11,127	$17,278
Balance Sheet Data (unaudited):

	As of March 31, 2016	As of December 31, 2015
Cash and cash equivalents	$255,841	$259,801
Working capital	264,638	278,491
Property, plant and equipment, net	2,596,303	2,574,661
Total assets	2,974,182	2,984,416
Total long-term debt	1,073,571	1,070,281
Stockholders’ equity	1,447,243	1,446,163

Cash Flow Data (unaudited):

	Three Months Ended
	March 31, 2016	March 31, 2015
Cash provided by operating activities	$39,253	$61,438
Cash provided by (used in) investing activities	(43,854)	35,152
Cash used in financing activities	—	(1,953)

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

Vessel revenues	$68,216	$79,764	$130,176
Non-vessel revenues [9]	8,604	8,955	4,448
Total revenues	$76,820	$88,719	$134,624
Operating income (loss)	$(780)	$4,482	$66,898
Operating margin (deficit)	(1.0%)	5.1%	49.7%
Components of EBITDA [10]
Net Income (loss)	$(7,514)	$(2,671)	$35,853
Interest expense, net	10,687	9,064	10,048
Income tax expense (benefit)	(3,449)	(1,922)	21,437
Depreciation	22,173	21,452	19,984
Amortization	6,279	6,271	7,486
EBITDA [10]	$28,176	$32,194	$94,808
Adjustments to EBITDA
Stock-based compensation expense	1,172	2,336	1,972
Interest income	377	537	214
Adjusted EBITDA [10]	$29,725	$35,067	$96,994
EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$28,176	$32,194	$94,808
Cash paid for deferred drydocking charges	(1,207)	(1,233)	(2,553)
Cash paid for interest	(13,787)	(11,341)	(14,032)
Cash paid for taxes	(1,752)	(1,477)	(1,373)
Changes in working capital	26,709	11,015	16,332
Stock-based compensation expense	1,172	2,336	1,972
(Gain) loss on sale of assets	45	—	(33,056)
Changes in other, net	(103)	(119)	(660)
Net cash provided by operating activities	$39,253	$31,375	$61,438

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data from Continuing Operations (unaudited):

Historical Data:
	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	1.0	2.0
Commercial downtime (in days)	63	29	58
MPSVs
Number of vessels commencing drydock activities	—	—	—
Commercial downtime (in days)	—	—	—

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	1.0
Commercial downtime (in days)	—	—	180
MPSVs
Number of vessels commencing commercial-related downtime	1.0	1.0	—
Commercial downtime (in days)	149	50	—

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$1,207	$1,233	$2,553
Other vessel capital improvements	3,519	7,563	2,250
	4,726	8,796	4,803
Other Capital Expenditures:
Commercial-related vessel improvements	6,829	31,769	19,592
Non-vessel related capital expenditures	266	632	4,388
	7,095	32,401	23,980
	$11,821	$41,197	$28,783
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$29,507	$32,277	$47,763

Forecasted Data [12]:
	1Q 2016A	2Q 2016E	3Q 2016E	4Q 2016E	2016E	2017E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	1.0	—	1.0	4.0	10.0
Commercial downtime (in days)	63	27	4	10	104	206
MPSVs
Number of vessels commencing drydock activities	—	—	—	1.0	1.0	4.0
Commercial downtime (in days)	—	—	—	26	26	106

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—
MPSVs
Number of vessels commencing commercial-related downtime	1.0	—	1.0	—	2.0	—
Commercial downtime (in days)	149	16	20	—	185	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$1.2	$1.8	$0.5	$1.1	$4.6	$18.6
Other vessel capital improvements	3.5	1.5	0.1	0.1	5.2	1.7
	4.7	3.3	0.6	1.2	9.8	20.3
Other Capital Expenditures:
Commercial-related vessel improvements	6.8	6.0	1.2	—	14.0	—
Non-vessel related capital expenditures	0.3	0.3	0.2	0.2	1.0	1.0
	7.1	6.3	1.4	0.2	15.0	1.0
	$11.8	$9.6	$2.0	$1.4	$24.8	$21.3
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$29.5	$41.8	$19.1	$7.9	$98.3	$35.0

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels, Contract Backlog and Tax Rate)
Forward Guidance of Selected Data from Continuing Operations (unaudited):

	2Q 2016E Avg Vessels	Full-Year 2016E Avg Vessels	Full-Year 2017E Avg Vessels
Fleet Data (as of 4-May-2016):
Upstream
New generation OSVs - Active	19.5	19.8	16.0
New generation OSVs - Stacked [13]	42.5	42.1	46.0
New generation OSVs - Total	62.0	61.9	62.0
New generation MPSVs	6.2	6.9	8.7
Total Upstream	68.2	68.8	70.7

	2Q 2016E Range		Full-Year 2016E Range
	Low [14]	High [14]	Low [14]	High [14]
Cost Data:
Operating expenses	$37.0	$42.0	$150.0	$165.0
General and administrative expenses	$11.0	$12.0	$42.0	$47.0

	1Q 2016A	2Q 2016E	3Q 2016E	4Q 2016E	2016E	2017E
Other Financial Data:
Depreciation	$22.2	$22.8	$23.6	$24.2	$92.8	$98.8
Amortization	6.3	5.8	4.6	4.2	20.9	15.4
Interest expense, net:
Interest expense	$13.5	$13.5	$13.5	$13.5	$54.0	$54.0
Incremental non-cash OID interest expense [15]	2.6	2.6	2.6	2.7	10.5	11.1
Capitalized interest	(5.0)	(4.2)	(3.2)	(2.5)	(14.9)	(6.8)
Interest income	(0.4)	(0.2)	(0.2)	(0.1)	(0.9)	(0.4)
Total interest expense, net	$10.7	$11.7	$12.7	$13.6	$48.7	$57.9

Income tax rate	31.5%	31.5%	31.5%	31.5%	31.5%	33.0%
Cash income taxes	$1.8	$0.5	$0.5	$0.5	$3.3	$2.2
Cash interest expense	13.8	11.3	13.8	11.3	50.2	50.2
Weighted average basic shares outstanding	36.1	36.2	36.3	36.3	36.2	36.8
Weighted average diluted shares outstanding [16]	36.8	37.0	37.1	37.2	37.0	37.5

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
Due to net losses for the three months ended March 31, 2016 and December 31, 2015, the Company excluded the dilutive effect of equity awards representing the rights to acquire 939 and 894 shares of common stock, respectively, because the effect was anti-dilutive. Stock options representing rights to acquire 337 shares of common stock for the three months ended March 31, 2015 were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes and related unamortized compensation. As of March 31, 2016, December 31, 2015, and March 31, 2015, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]	The Company owned 62 new generation OSVs as of March 31, 2016. Excluded from this data are six MPSVs owned and operated by the Company.

[4]
In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates since October 1, 2014. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]	Represents revenues from shore-based operations, vessel-management services, including from the O&M contract with the U.S. Navy, and ancillary equipment rentals, including from ROVs.

[10]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to internally evaluate its performance based on the computation of ratios used in certain financial covenants of its credit agreements with various lenders. The Company believes that these ratios can be material components of financial covenants and, when applicable, failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[12]	The capital expenditure amounts included in this table are anticipated cash outlays before the allocation of construction period interest, as applicable.

[13]
As of May 4, 2016, the Company’s inactive fleet of 42 new generation OSVs that were “stacked” was comprised of the following: eleven 200 class OSVs, twenty-three 240 class OSVs, three 265 class OSVs and five 300 class OSVs. In addition, the Company plans to stack three 240 class OSVs and one 300 class OSV during the remainder of the second quarter of 2016.

[14]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[15]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[16]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

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